                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       American Diversified Group, Inc.
                       --------------------------------
            (Exact name of Registrant as specified in its charter)

     Nevada                                             86-0359523
     ------                                             ----------
(State or other jurisdiction of                         (I.R.S. employer
incorporation or organization)                          identification no.)

700 Canal Street, 3rd Floor                             06902
---------------------------                             -----
Stamford, CT                                            (Zip Code)
------------
(Address of principal executive offices)

                             Consulting Agreement
                             --------------------
                           (full name of the plans)


                               Jerrold R. Hinton
                               -----------------
                       American Diversified Group, Inc.
                       --------------------------------
                          700 Canal Street, 3rd Floor
                          ---------------------------
                              Stamford, CT 06902
                              ------------------
                   (Name and address of agent for services)


                                (203) 328-3092
                                --------------
         (Telephone number, including area code, of agent for service)


      Approximate Date of Commencement of Proposed Sales under the Plan:
      ------------------------------------------------------------------
                       As soon as practicable after this
                   Registration Statement becomes effective


                           Total Number of Pages: 12
                           ---------------------
             Exhibit Index begins on sequentially numbered page: 7

                        CALCULATION OF REGISTRATION FEE

Title of                            Proposed            Proposed
Securities                          Maximum             Maximum           Amount of
to be             Amount to be      Offering            Aggregate         Registration
Registered        Registered        Price per Share     Offering Price    Fee(2)

--------------------------------------------------------------------------------------
Common Stock
par value $.001   14,500,000(1)     $.05 (2)            $725,000               $220.00
--------------------------------------------------------------------------------------

(1) Represents shares issued pursuant to a consulting for continuing services to the Registrant. Additional shares may be issued to the consultants under the agreements as set forth in prior Registration Statements plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations. This post effective amendment reflects the registration of 14,500,000 additional shares issued to consultants for an increasing scope of services to the Registrant and to executive officers and corporate counsel for continuing to provide services to the Registrant without salary or other compensation.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on February 12, 1997.

                                    PART I

              INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.    Plan Information.

     American Diversified Group, Inc. (hereinafter "ADGI" or the "Registrant") has heretofore entered into consulting agreements, commencing with an agreement dated February 12, 1996 with Emerging Trends Linkages Corp., a New York corporation ("ETLC"), which agreement was subject to subsequent amendments in order for ETLC to provide an increasing scope of services, for longer periods, to ADGI. The most recent amendment, a copy of which is an exhibit hereto, provides for such additional services including, but not limited to, assisting ADGI in processing all documentation for pre-export financing for funding the purchase of products that are the subject of the purchase orders generated by ETLC for ADGI from the Republic of Guinea, sourcing the generic pharmaceuticals from third party manufacturers for such orders, and providing ADGI with the use of ETLC's staff to service the purchase orders, and obtain the required product inserts in the languages required for West Africa, among other additional and expanded services. This latest amendment to the agreement was entered into on February 12, 1997 and provides for the registration of an additional 7 million shares being issued to ETLC in connection with this post-effective amendment no. 2 to this Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended (the "Act").

     In addition, this post effective amendment no. 2 also provides for the issuance of 3 million shares to Jerrold R. Hinton, the Registrant's chief executive officer and president and a director, for continuing to serve on a full time basis for ADGI, without payment of any salary under his three (3) year employment agreement, which salary has been deferred by action of the board of directors until such time as the Registrant shall begin to generate operating revenues, the timing of which cannot be assured. The Registrant has also agreed to issue to Thomas J. Craft, Jr., Esq., a director of the Registrant, who has also assumed the additional duties of serving as its full time corporate securities counsel, 3 million shares. Also included the this registration statement are 1.5 million shares being issued to Ms. Judith Grossman, a consultant to the Registrant, who was responsible for securing the commitment from the institutional investment banking firm for the initial pre-export financing, which financing commitment provides for a continuous revolving line of credit to fund the purchase of pharmaceutical products subject to the purchase order from the Republic of Guinea.


Item 2.    Registrant Information and Employee Plan Annual Information.

     The Registrant shall provide the Consultants without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 700 Canal Street, 3rd Floor, Stamford, CT 06902.

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the period ended March 31, 1996, June 30, 1996 and September 30, 1996, and the Form 10-QSB/A for the period ended June 30, 1996, all filed pursuant to Section 13 or 15(d) of the Exchange Act.

     (c) All other reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995, including its Form 8-K and Form 8-K/A.

     (d) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (e) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.

     The Registrant has authorized 100,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

     Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.    Interests of Named Experts and Counsel.

     Thomas J. Craft, Esq., counsel to the Registrant in connection with the preparation of this post-effective amendment to the Registration Statement on Form S-8, is the record and beneficial owner of 350,000 and is being issued 3,000,000 shares of Common Stock in this registration statement.

Item 6.    Indemnification of Officers and Directors.

           The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

           The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

           "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

           This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e) (ii) below:

Item 7.    Exemption From Registration Claimed.

           Not applicable

Item 8.    Exhibits:

           Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:


           Exhibit 5  Opinion of Thomas J. Craft, Esq.

           Exhibit 23  Consent of Thomas J. Craft, Esq. (Contained in the
           Opinion)

           Exhibit 23.1  Consent of Fred Grant, Certified Public Accountant

Item 9.    Undertakings:

     The undersigned Registrants hereby undertakes:

           (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            EXHIBIT INDEX

EXHIBIT NUMBER                  ITEM



     5              Opinion of Thomas J. Craft, Esq.



     23             Consent of Thomas J. Craft, Esq. (Contained in the Opinion)



     23.1           Consent of Fred Grant, Certified Public Accountant

                                   EXHIBIT 5


                           Thomas J, Craft, Jr., Esq.
                          11000 Prosperity Farms Road
                          Palm Beach Gardens, FL 33410
                      (561) 691-1998   Fax: (561) 691-1888


                                                  February 12, 1997

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                      Re:   American Diversified Group, Inc.
                            Post-Effective Amendment No. 2 to
                            Registration Statement on Form S-8

Gentlemen:

     I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, covering a total of 14,500,000 shares of common stock, which shares are being issued for services being provided by consultants to the Registrant, as well as services provided by the Registrant's chief executive officer and the undersigned, who is the Registrant's corporate counsel and a director.

     In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in the registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act or 1934. I have further determined that the shares have been legally issued, and are fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8.

     I hereby consent to the inclusion of this opinion in the Post-Effective Amendment to the Registration Statement on Form S-8.



                                             Very truly yours,


                                             /s/ Thomas J. Craft, Jr. Esq.
                                             -----------------------------
                                                 Thomas J. Craft, Jr.

                                   EXHIBIT 23
                            (Contained in Exhibit 5)

                                  EXHIBIT 23.1

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut, on the 12th day of February, 1997


                                       /s/ Jerrold R. Hinton
                                       ---------------------
                                       By: Jerrold R. Hinton
                                       Title: President, Chief Executive Officer
                                                and Director



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:  Stamford, CT
        February 12, 1997

                                  /s/ Jerrold R. Hinton
                                  ---------------------
                                  By: Dr. Jerrold R. Hinton,
                                  Title: President, Chief Executive Officer
                                           and Director



                                  Thomas J. Craft, Esq.
                                  ---------------------
                                  By: Thomas J. Craft, Esq.
                                  Secretary and Director

                                       11